Exhibit 99.1

Phio Pharmaceuticals Reports First Quarter 2019

Financial Results and Corporate Highlights

•	Expansion of Industry Partners With Glycostem Therapeutics BV Collaboration
•	Dr. John A. Barrett Appointed as Chief Development Officer
•	Reiterates Cash Expected to Provide Funding Into Second Half of 2020

MARLBOROUGH, Mass., May 14, 2019 /PRNewswire/ - Phio Pharmaceuticals Corp. (NASDAQ: PHIO), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (sd-rxRNA®) therapeutic platform, today reported its financial results for the first quarter ended March 31, 2019 and provided a business update.

“Our financial results during the first quarter of the year continue to remain consistent and in line with our projections for 2019. With an approximate $2 million quarterly cash burn expected to continue for the remainder of the year, the Company expects to have funding into the second half of 2020 while also providing us with the ability to significantly advance and expand our pipeline projects. In parallel with progressing our lead pipeline products, we have expanded our collaborations to include a collaboration with Glycostem Therapeutics and have increased our data output supporting the broad applicability of our self-delivering RNAi platform in various immune cell types and immuno-oncology applications, such as adoptive cell therapy and direct intra-tumoral use of our products,” said Dr. Gerrit Dispersyn, President and CEO of Phio Pharmaceuticals Corp. “By bringing new talent on board and implementing improved R&D processes, we look forward to further accelerating our R&D efforts within the financial expectations and projected cash runway.”

Quarter in Review and Recent Corporate Updates

•	Leadership:

o	Appointed Gerrit Dispersyn, Dr. Med. Sc. as the Company’s President and Chief Executive Officer. Dr. Dispersyn succeeded Geert Cauwenbergh, Dr. Med. Sc., who retired as CEO of the Company and remains as a member of the Company’s Board of Directors.

o	Appointed John A. Barrett, Ph.D. as the Company’s Chief Development Officer. Dr. Barrett joins Phio from Ziopharm Oncology, Inc. where he served as the company’s Vice President of R&D and Translational Medicine. He has accumulated over 25 years of experience working in research and development and is an expert in developing cell-based immuno-oncology therapies. Dr. Barrett will lead the development and execution of the Company’s preclinical and clinical strategy for our product candidates.

•	Entered into a research collaboration with Glycostem Therapeutics BV to explore the potential synergies of using our sd-rxRNA in combination with Glycostem's proprietary Natural Killer-cell (NK-cell) generation technology (oNKord®). The goal of the collaboration is to develop cellular immunotherapies for cancer treatment with enhanced efficacy and/or safety, resulting in further improvement of Glycostem’s cellular immunotherapies for the treatment of cancer patients.

•	Presented a poster titled “Feasibility and efficacy using self-delivering RNAi against TGFB1 to reduce TME immunosuppression” at the American Association for Cancer Research (AACR) Annual Meeting 2019.

o	Data from the poster demonstrated that an sd-rxRNA targeting TGFB1 was efficiently taken up by cancer and immune cells resulting in downregulation of target gene expression. The data further showed that intra-tumoral injection of sd-rxRNA targeting TGFB1 can reduce the immunosuppressive tumor microenvironment and potentially boost immune effector cell activity. Future clinical development activities will explore the possible synergistic effects of this approach in combination with adoptive cell therapy or other oncology therapies.

•	On May 14, 2019, the Nasdaq Stock Market provided written notice and granted the Company an additional 180 calendar days, or until November 11, 2019, to regain compliance with the minimum bid price requirements set forth in the Nasdaq listing rules. The written notice has no effect on the listing of the Company’s common stock at this time.

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Select Financial Results

Cash Position

At March 31, 2019, the Company had cash of $12.7 million as compared with $14.9 million at December 31, 2018. The Company expects its cash to provide funding into the second half of 2020.

Research and Development Expenses

Research and development expenses for the quarter ended March 31, 2019 were $1.1 million as compared with $1.4 million for the quarter ended March 31, 2018. The decrease was primarily due to a reduction in headcount and the payroll-related expenses, as well as the completion of the Company’s drug manufacture of RXI-762 in the prior year period.

General and Administrative Expenses

General and administrative expenses for the quarter ended March 31, 2019 were $1.1 million as compared with $0.9 million for the quarter ended March 31, 2018. The increase was primarily due to an increase in stock-based compensation expense related to the restricted stock issued to the Company’s former Chief Executive Officer in lieu of cash compensation.

Net Loss

Net loss for the quarter ended March 31, 2019 was $2.1 million, compared with $2.2 million for the quarter ended March 31, 2018. The decrease was primarily due to changes in operating expenses, as discussed above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (sd-rxRNA®) therapeutic platform. The Company's efforts are focused on developing sd-rxRNA therapeutic compounds to be used in the context of immunotherapy by targeting checkpoints or other gene targets, by local or intravenous injections. We aim to maximize the power of our sd-rxRNA therapeutic compounds by weaponizing immune effector cells to overcome tumor immune escape providing patients with a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.phiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the safety and efficacy of our product candidates, future success of our clinical trials and scientific studies, expected duration of available cash runway, our ability to enter into strategic partnerships and the future success of these strategic partnerships, the availability of funds and resources to pursue our research and development projects and general economic conditions. Our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q include detailed risks under the caption "Risk Factors" that may affect our business, results of operations and financial condition. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

Phio Pharmaceuticals Corp.

ir@phiopharma.com

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PHIO PHARMACEUTICALS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data) (Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2019	March 31, 2018
Revenues	$21	$23
Operating expenses:
Research and development	1,089	1,361
General and administrative	1,078	901
Total operating expenses	2,167	2,262
Operating loss	(2,146)	(2,239)
Total other income, net	27	–
Net loss	$(2,119)	$(2,239)
Net loss per share: Basic and diluted	$(0.10)	$(0.90)
Weighted average shares: Basic and diluted	20,419,440	2,494,464

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PHIO PHARMACEUTICALS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$12,746	$14,879
Restricted cash	50	50
Prepaid expenses and other current assets	117	221
Total current assets	12,913	15,150
Right of use asset	592	–
Property and equipment, net	155	172
Other assets	18	–
Total assets	$13,678	$15,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$721	$550
Accrued expenses	703	1,194
Lease liability	92	–
Total current liabilities	1,516	1,744
Lease liability, net of current portion	500	–
Total liabilities	2,016	1,744
Total stockholders' equity	11,662	13,578
Total liabilities and stockholders' equity	$13,678	$15,322

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